Exhibit 10.2
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXCLUSIVE LICENSE AGREEMENT
This Exclusive License Agreement (“Agreement”; and as further defined herein) is made effective as of July 25, 2016 (the “Effective Date”) between:
UNIVERSITY HEALTH NETWORK, an Ontario corporation incorporated by special statute under the University Health Network Act, 1997, having a principal office at 190 Elizabeth Street, R. Fraser Elliott Building – Room 1S-417, Toronto, Ontario M5G 2C4 (“UHN”)
-AND-
PROTHENA BIOSCIENCES LIMITED, an Irish private limited company, having a principal office at Adelphi Plaza, Upper George’s Street, Dun Laoghaire, Co. Dublin A96 T927, Ireland (“Prothena”)
(In this Agreement, UHN and Prothena may be referred to individually as a “Party”, or collectively as the “Parties”.)
BACKGROUND:
Whereas:

A.
UHN under the guidance of UHN principal investigator Dr. Avi Chakrabartty is engaged in research relating to misfolded Transthyretin (“TTR”) in disease (the “Technology”), and owns UHN Background IP (defined below), which relates to the Technology;

B.
UHN and Prothena have been jointly conducting collaborative research activities relating to the Technology pursuant to two separate sponsored research agreements dated April 1, 2013 and April 1, 2014 (the “SRAs”) pursuant to which the Parties generated the Foreground IP (as defined below), which is jointly owned.

C.	Prothena wishes to license the UHN Background IP and UHN’s interest in the Foreground IP in accordance with the following terms and conditions stated in this Agreement; and
NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration for the mutual promises, representations, covenants and agreements of the Parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 – INTERPRETATION

1.1
Defined Terms. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Asset Transfer” shall have the meaning provided in Section 14.3.

(b)
“Affiliate” means any corporation or other entity that controls, is controlled by, or is under common control a Party. An entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting securities or other ownership interest of the other corporation or entity.

(c)	“Agreement” means this Exclusive License Agreement, and all of its Schedules, and the terms “herein”, “hereunder”, “hereto” and such similar expressions shall refer to this Agreement.

(d)	“Claims” shall have the meaning provided in Section 10.1.

(e)
“Confidential Information” of a Party means any and all information of and disclosed by, a Party and/or any of its Affiliates (a “Disclosing Party”) which has or does come into the possession or knowledge of the other Party and/or any of its Affiliates (a “Receiving Party”) in connection with or as a result of entering into this Agreement and which is (1) marked as confidential or identified as confidential at the time of disclosure, or (2) given the nature of the information or circumstances of disclosure, would be recognized as confidential or proprietary by a reasonable person, in each case including information concerning the Disclosing Party’s past, present and future business, research and development, technology, customers and suppliers. Information shall not be considered “Confidential Information” to the extent that the information:

(i)	is part of the public domain at the time of disclosure,

(ii)	subsequently becomes part of the public domain through no act or fault of the Receiving Party or its agents or employees in violation of this Agreement,

(iii)	can be demonstrated by the Receiving Party’s written records to have been known or otherwise available to the Receiving Party prior to the disclosure by the Disclosing Party,

(iv)	can be demonstrated by the Receiving Party’s written records to have been provided to the Receiving Party, without restriction, by a Third Party who is

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

not under a duty of confidentiality respecting the information disclosed and who has a legal right to disclose it,

(v)
can be demonstrated by the Receiving Party’s written records to have been independently developed by or on behalf of the Receiving Party without use of or reference to the Confidential Information disclosed hereunder, or

(vi)	is identified in writing by the Disclosing Party as no longer constituting Confidential Information.

(f)	“Disclosing Party” shall have the meaning provided in Section 1.1(e).

(g)	“Diagnostics” means use for prognosis, or diagnosis of medical risk or conditions in humans or animals, including companion diagnostics.

(h)	“Field” means all fields of use including, without limitation, Diagnostics, Therapeutics and any other uses.

(i)
“Foreground IP” or “Foreground Intellectual Property” means (a) the Patents and Patent Applications listed in Schedule B, (b) any Patents that issue from the Patent Applications listed in Schedule B, and (c) any Patents and/or Patent Applications that claim priority to a Patent or Patent Application listed in Schedule B; and all foreign or international equivalents, including supplementary protection certificates, of any of the foregoing in any country.

(j)
“Gross Sales” means the gross amount received by Prothena and its Affiliate(s) and any permitted Sublicensee(s), where such gross amount is received in respect of the sale of a Licensed Product(s) or Licensed Services. Any Licensed Products and Licensed Services transferred by Prothena to an Affiliate and/or permitted Sublicensee for (i) end use (but not resale) by the Affiliate or Sublicensee shall be treated as sales made by Prothena based on gross amounts received by Prothena, or (ii) resale by the Affiliate or Sublicensee shall be treated as sales made by the Affiliate or Sublicensee based on gross amounts received by the Affiliate or Sublicensee.

(k)	“Infringement Suit” shall have the meaning provided in Section 6.4.

(l)	“License” shall have the meaning provided in Section 2.1.

(m)
“Licensed Product” means any product or composition, the manufacture, use, sale, offer for sale, import, export of which would constitute, but for the license(s) granted herein, infringement of a Valid Claim.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(n)	“Licensed Intellectual Property” means the UHN Background IP and the Foreground IP.

(o)	“Licensed Services” means a method or process utilizing a Licensed Product, or is otherwise a service which would constitute, but for the license(s) granted herein, an infringement of a Valid Claim.

(p)	“License Transfer Fee” shall have the meaning provided in Section 14.4.

(q)	“Litigating Party” shall have the meaning provided in Section 6.4(d).

(r)	“Net Sales” means, the Gross Sales net of any of the following charges or expenses that are incurred with respect to the Licensed Products or Licensed Services:

(i)	reasonable trade or cash allowance/discounts, credits or volume discounts;

(ii)	credits, rebates or allowances because of damaged goods or returns or retroactive price reductions (including Medicaid, Medicare, government, commercial and similar types of rebates);

(iii)	freight, postage, shipping and insurance charges incurred in transporting the Licensed Products to the end customer;

(iv)	taxes, duties or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sales of products or services;

(v)	reasonable allowances actually given or made for wastage replacement; and

(vi)
taxes paid by Prothena, Affiliates and/or Sublicensees to the United States Government or an instrumentality thereof under 42 U.S.C. 300 aa-1 et seq. or other similar legislation, or to a State of the United States or to a government of another country or portion thereof.

with (i) – (vi) to be as determined from the books and records of Prothena, and/or its Affiliates, and/or Sublicensee(s), maintained in accordance with generally accepted accounting principles.

(s)	“Notice(s)” shall have the meaning provided in Section 13.1.

(t)
“Patent” means (a) letters patent (or other equivalent legal instrument), including without limitation utility and design patents, extensions, substitutions, registrations, confirmations, reissues, re-examinations or renewals thereof listed in Schedule A or Schedule B, as the case may be, (b) any patents that issue from the patent applications listed in Schedule A or Schedule B, as the case may be, (c) any patents that claim

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

priority to any of the foregoing, and (d) all foreign or international equivalents, including supplementary protection certificates, of any of the foregoing in any country.

(u)
“Patent Application” means (a) an application, for letters patent listed in Schedule A or Schedule B, as the case may be, including without limitation a provisional application, a non-provisional application, a reissue application, a re-examination application, a continuation application, a continued prosecution application, a continuation-in-part application, a divisional application or any equivalent thereof that is pending at any time during the Term before a government patent agency, (b) any patent applications that claim priority to any of the foregoing, and (c) all foreign or international equivalents of any of the foregoing in any country.

(v)	“Phase 1 Clinical Trial” means a human clinical trial of a Licensed Product that would satisfy the requirements of 21 C.F.R. 312.21(a) or corresponding foreign regulations.

(w)	“Phase 2 Clinical Trial” means a human clinical trial of a Licensed Product that would satisfy the requirements of 21 C.F.R. 312.21(b) or corresponding foreign regulations.

(x)	“Phase 3 Clinical Trial” means a human clinical trial of a Licensed Product that would satisfy the requirements of 21 C.F.R. 312.21(c) or corresponding foreign regulations.

(y)	“Phase 2/3 Clinical Trial” means a human clinical trial of a Licensed Product that is not a Phase 2 Clinical Trial or a Phase 3 Clinical Trial, but some combination thereof.

(z)	“Phase 1/2 Clinical Trial” means a human clinical trial of a Licensed Product that is not a Phase 1 Clinical Trial or a Phase 2 Clinical Trial, but some combination thereof.

(aa)	“Prothena Insurance” shall have the meaning provided in Section 11.1.

(bb)
“Publication” means any means of making available to the public of any information by way of speech, talk, paper, drawing, photograph, printed work, tape, video recording or other electronic means, or any other disclosure given or distributed.

(cc)
“Quarterly Period” means each successive three calendar month period during the Term ending March 31, June 30, September 30 and December 31. The first and last Quarterly Periods may be less than three (3) calendar months and will commence

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

on the Effective Date of this Agreement and terminate on the date this Agreement expires or is earlier terminated, respectively.

(dd)	“Receiving Party” shall have the meaning provided in Section 1.1(e).

(ee)
“Regulatory Approval” shall mean authorization(s) by the appropriate governmental entity or entities in a country necessary for commercial sale of a Licensed Product or Licensed Services in said country in the Territory.

(ff)	“Representatives” shall have the meaning provided in Section 7.1.

(gg)	“Royalty” shall have the meaning provided in Section 3.4(a).

(hh)
“Sponsored Research Agreements” or “SRAs” means the agreements between UHN and Prothena dated April 1, 2013 and April 1, 2014, by which Prothena provided financial support to conduct specific and defined research at UHN.

(ii)	“Sublicense(s)” shall have the meaning provided in Section 2.3.

(jj)	“Sublicensee(s)” shall have the meaning provided in Section 2.3.

(kk)
“Sublicensing Revenue” means all revenue(excluding taxes) received by Prothena and/or its Affiliates from Sublicensees in consideration for sublicensing of the Licensed Intellectual Property including issue fees and milestone payments, but excluding earned royalties based on sales of Licensed Products, investments, loans and reimbursement for research and development activities, and reimbursement of patent costs. Notwithstanding the foregoing, exclusions are only to the extent such remuneration is a bona fide payment in respect of such matters, and not being made in order to reallocate what is otherwise intended to be upfront payments, milestones and royalties).

(ll)	“Sublicensing Fee” shall have the meaning provided in Section 3.5.

(mm)	“Term” shall have the meaning provided in Section 9.1.

(nn)	“Territory” means the world.

(oo)	“Therapeutics” means use as a therapeutic agent in humans or animals.

(pp)	“Third Party” means any person or entity who is not a Party or an Affiliate of a Party.

(qq)	“UHN Background IP” or “UHN Background Intellectual Property” means (a) the Patents and Patent Applications listed in Schedule A, (b) any Patents that issue

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

from the Patent Applications listed in Schedule A, and (c) any Patents and/or Patent Applications that claim priority to a Patent or Patent Application listed in Schedule A, and all foreign or international equivalents, including supplementary protection certificates, of any of the foregoing in any country.

(rr)	“UHN Indemnitees” shall have the meaning provided in Section 10.1.

(ss)
“Valid Claim” in respect of a Licensed Product or Licensed Service shall mean a claim of (i) any issued, unexpired Patent within the Licensed Intellectual Property that has not been revoked or held unenforceable or invalid by a court or governmental agency or other body of competent jurisdiction, or (ii) any patent application within the Licensed Intellectual Property that has not been cancelled, withdrawn or abandoned, or pending for more than [***] years, with the exception that if a claim that has been pending for more than [***] years becomes issued, that claim shall thereafter be considered a Valid Claim.

(tt)
“Yearly Period” means each calendar year period during the Term ending December 31st. The first and last Yearly Periods may be less than a full calendar year and will commence on the Effective Date of this Agreement and terminate on the date this Agreement terminates, respectively.

1.2	Other Defined Terms. All other defined terms in this Agreement shall have the meanings as otherwise specifically set out within the body of this Agreement.

1.3
Sections and Headings. The division of this Agreement into articles, sections and subsections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference herein to a particular Article, Section, Subsection or Schedule refers to the specified Article, Section or Subsection of, or Schedule to, this Agreement.

1.4
Number, Gender and Language. Except where the context otherwise requires, words importing the singular number shall include the plural and vice versa, words importing gender shall include all. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

1.5	Currency. All monetary amounts in this Agreement are in U.S. funds.

1.6	Schedules. The following Schedules are annexed to and form part of this Agreement:
Schedule “A” – UHN Background IP
Schedule “B” – Foreground IP

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.7	Accounting Principles. Any reference in this Agreement to “generally accepted accounting principles” refers to accounting principles generally accepted in the United States (“GAAP”).

1.8
Best of Knowledge. “To the best of the knowledge” or “to the knowledge”, unless otherwise qualified hereunder means a statement of the declaring Party’s knowledge of the actual facts or circumstances to which such phrase relates without having made any inquiries or investigations outside of its own incorporated organization in connection with such facts and/or circumstances.

ARTICLE 2 – GRANT OF RIGHTS

2.1
License Grant. Subject to the terms and conditions of this Agreement, UHN grants to Prothena an exclusive, royalty bearing license, with the further right to grant Sublicenses, in and to the Licensed Intellectual Property to research, develop, make, have made, use, have used, sell or have sold, offer for sale, import, have imported, export and otherwise exploit Licensed Product(s) and Licensed Services in the Field in the Territory (the “License”). The License includes the ability for Prothena to engage Third Parties to assist in research, development manufacturing, distribution, sales, importing, exporting and other exploitation of Licensed Product(s) and Licensed Services.

2.2
UHN Retention of Right. UHN reserves its right to use (i) Licensed Intellectual Property for non-commercial research, academic and/or teaching purposes, with the further retention of its rights to grant noncommercial licenses to Third Party non-profit academic or research institutions for the same purposes, subject to Articles 7 and 8. UHN further retains the right to use the Licensed Intellectual Property for internal diagnostic purposes, excluding companion diagnostics. Nothing in this retention of rights is intended to prevent the Agreement being regarded overall as an exclusive license for litigation purposes. For the avoidance of doubt, neither UHN nor any other non-profit academic or research institution shall have any rights in any Licensed Intellectual Property for Therapeutics without written permission from Prothena.

2.3
Sublicenses. Prothena shall have the right to grant sublicense(s) to the Licensed Intellectual Property (the “Sublicense(s)”) to one or more sublicensees (the “Sublicensee(s)”); provided, however, that the Sublicense shall not have any terms which are inconsistent with this Agreement.

Unless otherwise indemnified by Prothena directly, the Sublicense shall provide that the Sublicensee will directly indemnify UHN on terms at least as favourable as those in Article 10 hereof unless approved otherwise in writing by UHN.
Upon termination of this Agreement for any reason, provided that a Sublicensee is not in material breach of its Sublicense, UHN shall grant to such Sublicensee license rights and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

terms equivalent to the sublicense rights and terms which Prothena previously granted to such Sublicensee.
ARTICLE 3 – CONSIDERATION

3.1
Payment of Funds. Payments to be made by Prothena to UHN hereunder shall be made by wire transfer, account details for which shall be included on the applicable invoice, and shall reference the following address:

University Health Network
Technology Development & Commercialization
College Street – Suite 150
Heritage Building – MaRS Centre
Toronto, Ontario, Canada, M5G 1L7
Attention: [***]
Invoices shall be sent to:
Accounting@Prothena.com
with a copy to:
[***]

3.2
Upfront License Fee. Upon execution of this Agreement by both Parties, and within [***] days after receipt by Prothena of an invoice from UHN, Prothena shall pay UHN a non-refundable and non-creditable license fee payment of [***], net of all transfer and transaction fees.

3.3	License Maintenance Fee.

(a)
Commencing on the first anniversary of the Effective Date, and on each anniversary thereafter, up to and including the year in which the first dosing of a subject in a Phase 1 Clinical Trial with a Licensed Product is made, Prothena shall pay UHN a yearly license maintenance fee payment of [***] dollars.

(b)
Commencing on the first anniversary of the Effective Date immediately following the first dosing of a subject in a Phase 1 Clinical Trial with a Licensed Product, and up to and including the anniversary of the Effective Date in which the first dosing of a subject in a study which prior to the first dosing has been deemed as a registrational study for purposes of Regulatory Approval (e.g., a Phase 2 Clinical Trial, a Phase 2/3 Clinical Trial or a Phase 3 Clinical Trial) is made, Prothena shall pay UHN a yearly license maintenance fee payment of [***] dollars.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)
Commencing on the first anniversary of the Effective Date immediately following the first dosing of a subject in a study which has been deemed as a registrational study for purposes of Regulatory Approval, up to and terminating following the first sale of a Licensed Product in the Territory, Prothena shall pay UHN a yearly maintenance fee payment of [***] dollars.

All license maintenance fee payments are due and payable within [***] days of receipt by Prothena of an invoice from UHN issued after the applicable anniversary and are non-refundable and non-creditable as against future royalty payments. No payments are due under this Section 3.3 for any anniversary of the Effective Date following the first commercial sale of a Licensed Product.

3.4	Royalties.

(a)
Prothena shall, on a country-by-country basis, and on a Licensed Product by Licensed Product basis, or Licensed Service by Licensed Service basis (as the case may be) pay UHN a running royalty in the amount of:

(i)	[***] of Net Sales of Licensed Product(s) and Licensed Services sold by Prothena, its Affiliates or Sublicensees in the United States in the Field of Diagnostics and Therapeutics;

(ii)	[***] of Net Sales of Licensed Product(s) and Licensed Services sold by Prothena, its Affiliates or Sublicensees outside of the United States in the Field of Diagnostics and Therapeutics; and

(iii)
[***] of Net Sales of Licensed Product(s) and Licensed Services sold by Prothena, its Affiliates or Sublicensees in the Territory in a Field which is not Diagnostics or Therapeutics, collectively (“Royalty”).

(b)
Royalties will be payable from the date of first commercial sale of the applicable Licensed Product(s) or Licensed Services in a country until the expiration of the last Valid Claim that covers the sale of of the applicable Licensed Product(s) or Licensed Services in that country.

(c)
In the event that Prothena is required to pay royalties to one or more Third Party(ies) in order to commercialize a Licensed Product or Licensed Service, the Royalty for such Licensed Product or Licensed Services will be reduced by the amount of royalties payble to said Third Party; provided, however, that the Royalty shall not be decreased in any instance to less than than [***] of the Royalty stated above.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.5
Sublicensing Fees. In further consideration of the license granted hereunder, Prothena shall pay to UHN the following percentage of Sublicensing Revenue received in consideration for Sublicense(s) of the Licensed Intellectual Property:

(a)	[***] of all Sublicensing Revenue received by Prothena and Affiliate(s) under any Sublicense [***];

(b)	[***] of all Sublicensing Revenue received by Prothena and Affiliate(s) under any Sublicense [***];
collectively “Sublicensing Fee”.

3.6
Payments. The Royalty and Sublicensing Fee described in Sections 3.4 and 3.5 respectively, shall accrue as of the date of Prothena’s receipt of Gross Sales and Sublicensing Revenue, and shall be paid by Prothena within [***] after the end of the relevant reporting period (as determined in accordance with Section 3.12 and concurrently with receipt by UHN of the Royalty Report.

3.7
Past Patent Cost Reimbursement. Upon execution of this Agreement, and within [***] days of receiving an itemized invoice regarding same from UHN, Prothena shall reimburse all patent costs paid by UHN in filing and maintaining the patents and patent applications in the UHN Background IP up to and including the Effective Date. Such costs through the Effective Date are estimated to be [***].

3.8	Patent Milestone Payment. Within [***] days of receiving an invoice regarding same from UHN, Prothena shall pay to UHN [***] upon issuance of a first United States patent [***].

3.9
Milestone Payments. As additional consideration under the Agreement, Prothena shall pay to UHN the following one-time milestone payments for the first Licensed Product as a Therapeutic in the first indication to meet such milestone. Prothena shall promptly provide Notice to UHN of the fulfillment of a milestone (whether such milestone is achieved by Prothena or its Affiliate or Sublicensee). Each noted milestone payment is payable within [***] days following receipt of an invoice for the applicable amount:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***];

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In the event that a regulatory authority allows one or more clinical trial phases to be combined (including e.g. a Phase1/2 Clinical Trial, a Phase 2/3 Clinical Trial etc.) milestone payments for each of the milestone events encompassed within the combined clinical trial will be due and payable upon the dosing of a first human subject in the combined clinical trial. The above milestones payments shall be payable one time only, regardless of indication, for the first Licensed Product to reach such stage.

3.10
Interest. All undisputed monies payable to UHN by Prothena hereunder and not paid when due bear interest at the prime rate of interest quoted by the Bank of Canada, plus [***] per annum until the date paid to UHN. UHN will be entitled to that interest in addition to any other rights or remedies available to it in respect of Prothena’s payment default. Prothena shall notify UHN of any dispute before the due date for the relevant payment, and thereafter the parties will use good faith efforts to promptly resolve the dispute, including discussions between the parties’ respective executive leaders.

3.11
Withholdings. In the event that Prothena is required by any law to withhold and/or make payments to tax authorities in respect of any payments payable by Prothena to UHN under this Agreement, the liability of Prothena under this Agreement shall be to that extent satisfied, and such amounts shall be deemed to have been paid to UHN on their due dates, provided that Prothena shall furnish to UHN acceptable evidence of such payments.

3.12
Royalty Report. Prothena shall prepare a report (the “Royalty Report”), setting out the Gross Sales, the Net Sales (including an itemized statement of any permitted discounts, refunds and taxes deducted) from Prothena, Affiliates and Sublicensees, along with Sublicensing Revenue and calculations of any Royalties and Sublicensing Fees that are payable to UHN. Prothena shall prepare and provide Royalty Reports on an annual basis (“Yearly Period”) upon UHN’s written request, unless UHN requests in writing that a Royalty Reports be provided for a Quarterly Period. Royalty Reports shall be due within [***] days after the end of the relevant reporting period. If no payments are due for any reporting period, then the Royalty Report shall so state.

3.13
Complete Records. Prothena shall keep true and accurate records and books of account containing all data reasonably required for the computing and verification of all payments owed by Prothena to UHN, including records for Gross Sales and Net Sales, all in accordance with generally accepted accounting principles. Prothena shall contractually require all Prothena Affiliates and Sublicensees to keep same and provide a copy of same to Prothena for purposes of inspection pursuant to Section 3.14. Such records shall be maintained by Prothena for at least [***] years from the date of the payment to which such records are relevant.

3.14	Inspection of Records. The records specified in this Agreement shall be available for inspection by UHN or their duly appointed auditor, but not more than once per Yearly Period,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

upon reasonable written notice and during normal business hours at the principal place of business of Prothena, for the sole purpose of verifying payments owed under this Agreement. The costs of any such inspection shall be borne by UHN unless the report of an auditor shows that the Royalty Report was understated by more than [***] in respect of the period under review, in which case UHN’s reasonable out of pocket costs of the examination shall be fully paid by Prothena. Prothena may require such auditor to enter into a commercially reasonable confidentiality agreement with Prothena prior to being provided with any such records.

3.15
Discrepancy in Records. In the event that the records inspection conducted under Section 3.14 reveals any undisputed underpayment of royalties due to UHN, Prothena will promptly pay UHN the full amount of the undisputed underpayment together with interest thereon at the rate of interest referred to in Section 3.10 herein. In the event that the records inspection conducted under Section 3.14 reveals any overpayment of royalties by Prothena, the overpaid amount will, in Prothena’s discretion, be credited against future amounts payable to UHN hereunder or promptly refunded to Prothena.

3.16	Commercialization Diligence. As part of Prothena’s ongoing obligation, Prothena agrees to utilize commercially reasonable efforts to [***].
ARTICLE 4 – REPRESENTATIONS, WARRANTIES AND LIABILITY

4.1	UHN Reps & Warranties. UHN represents and warrants to Prothena that:

(a)
it is duly incorporated and organized and validly existing under the laws of Ontario, and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement;

(b)	it has taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and perform its obligations hereunder;

(c)
the execution and delivery of this Agreement by UHN and the performance of its obligations hereunder shall not result in either a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of, any obligation of UHN under:

(i)	any agreement to which UHN is a party or is otherwise bound by;

(ii)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over UHN;

(iii)	any license, permit, approval, consent or authorization held by UHN; or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iv)	any applicable law, statute, ordinance, regulation or rule.

(d)
as of the Effective Date, UHN is the sole owner of all right, title and interest in and to the UHN Background IP and to the best of its knowledge UHN and Prothena are jointly the sole owners of the Foreground IP.

4.2	Prothena Reps & Warranties. Prothena represents and warrants to UHN that:

(a)	it is duly organized and validly existing under the laws of Ireland and has all the requisite corporate power and authority to enter into and perform its obligations under this Agreement;

(b)
it has taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the performance of its obligations hereunder and to cause all necessary meetings of directors and shareholders of Prothena to be held for such purposes; and

(c)
the execution and delivery of this Agreement by Prothena and the performance of its obligations hereunder shall not result in either a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of, any obligation of Prothena under:

(i)	any agreement to which Prothena is a party or is otherwise bound by;

(ii)	any of the terms and provisions of the organizational documents or by-laws, or resolutions of the board of directors (or any committee thereof), of Prothena;

(iii)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Prothena;

(iv)	any license, permit, approval, consent or authorization held by Prothena; or

(v)	any applicable law, statute, ordinance, regulation or rule.

4.3	Limitations of Liability. Except as otherwise expressly set out in this agreement:

(a)
each Party expressly disclaims any and all implied or express warranties and makes no express or implied warranties of any kind, including warranties of merchantability, safety or fitness for any particular purpose of the Licensed Intellectual Property, or that the Licensed Intellectual Property can be exploited to generate revenues;

(b)	UHN does not warrant or represent that issued Patents are valid, or pending Patent Applications will issue, or when issued will be valid, or that the practice or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

exploitation of any Licensed Intellectual Property provided to Prothena pursuant to this agreement, does not, or will not, constitute infringement of rights of persons not parties hereto. Notwithstanding the foregoing, UHN warrants that it has not granted rights to Third Parties that would conflict with those granted to Prothena under this agreement; and

(c)
neither Party shall be liable to the other Party for any indirect, special, consequential, exemplary or punitive damage or loss of business or loss of profits suffered by such other Party resulting from the use or other exploitation of the Licensed Intellectual Property, including without limitation the sale of any Licensed Product(s) or Licensed Services. Furthermore, UHN makes no representation that the Licensed Intellectual Property is free from defect.

ARTICLE 5 – FURTHER COVENANTS AND OBLIGATIONS.

5.1	Prothena Covenants. Prothena covenants and agrees for the benefit of UHN that it shall:

(a)
exercise the License granted herein or otherwise exploit the Licensed Intellectual Property in accordance this Agreement, and with all applicable laws, statutes, ordinances, regulations, guidelines and rules, including, all applicable statutes and regulations and applicable guidelines set forth by the Canadian Institutes of Health Research (CIHR), National Institutes of Health (NIH) or other governmental agencies where applicable;

(b)
cause to be applied to Licensed Products where appropriate any markings required by applicable government statutes and laws to maintain continued validity and enforcement of UHN Background IP and Foreground IP; and

(c)	use commercially reasonable efforts to develop and commercialize Licensed Product(s).
ARTICLE 6 – MANAGEMENT OF INTELLECTUAL PROPERTY RIGHTS

6.1
IP Rights Ownership. As between the Parties, UHN shall retain ownership of the UHN Background IP and UHN and Prothena shall retain joint ownership of the Foreground IP. If either UHN or Prothena desires to file a continuation-in-part patent application that includes claims that are entitled to claim the benefit of a priority date of any patent or application in the UHN Background IP or the Foreground IP, the Parties will negotiate in good faith the strategy for filing and ownership of any such patent application(s) with a view to maximizing the patent coverage for the subject inventions. The Parties agree to revisit an ownership decision made pursuant to the prior sentence if, during the course of patent prosecution, a Party reasonably believes that different ownership of any such patent application would be beneficial for obtaining a granted patents (e.g., in order to overcome an obviousness rejection

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over another patent or patent application owned by a Party). The Parties will document their agreement regarding any such continuation-in-part patent application by way of amendment to this Agreement.

6.2
Patent Prosecution. Prothena and UHN will assume joint responsibility to control the preparing, filing, prosecuting, obtaining and maintaining the UHN Background IP, at Prothena’s sole cost and expense and using patent counsel acceptable to UHN (acting reasonably) during the Term. With input from UHN, Prothena shall continue to have the responsibility to control the preparing, filing, prosecuting, obtaining and maintaining the Foreground IP, at Prothena’s sole cost and expense and using patent counsel acceptable to UHN (acting reasonably) during the Term. For purposes of the UHN Background IP, UHN will provide Prothena with (a) a copy of any proposed document pertaining to the prosecution for review and comment reasonably in advance of filing, and (b) will keep Prothena informed in a timely manner of the status of such filing, prosecution and maintenance, including (i) by providing Prothena in a timely manner with copies of all material communications received from or filed in patent office(s) with respect to such UHN Background IP, and (ii) by providing to Prothena, a reasonable time prior to taking or failing to take any action that would materially affect the scope or validity of any such filing, prior written notice of such proposed action or inaction so that Prothena has a reasonable opportunity to review and comment. For purposes of the Foreground IP, Prothena (a) will provide UHN with a copy of any proposed patent application constituting Foreground IP for review and comment reasonably in advance of filing, and (b) will keep UHN informed in a timely manner of the status of such filing, prosecution and maintenance, including (i) by providing UHN in a timely manner with copies of all material communications received from or filed in patent office(s) with respect to such filing, and (ii) by providing to UHN, a reasonable time prior to taking or failing to take any action that would materially affect the scope or validity of any such filing, prior written notice of such proposed action or inaction so that UHN have a reasonable opportunity to review and comment. In the event that Prothena decides to (x) forego or cease prosecution, or (y) cease maintenance, of any Patent or Patent Application within the UHN Background IP or Foreground IP in any jurisdiction, UHN may (in its sole discretion and expense, except to the extent such abandonment would reasonably benefit the prosecution or maintenance of the remaining Patents and Patent Applications within the UHN Background IP or Foreground IP) continue such prosecution or maintenance and Prothena shall have no further obligations in respect of such Patent or Patent Application in such jurisdiction, and such Patent or Patent Application will no longer be licensed to Prothena as part of the Licensed Intellectual Property.

6.3
Cooperation and Notice. As provided for in this Article 6, a Party shall cooperate with the other Party in the preparation, filing, prosecution and maintenance of any Patents or Patent Applications within the UHN Background IP and Foreground IP, including executing all

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papers and instruments required in order to enable the Party to apply for, to prosecute and to maintain applications and registrations in any country.

6.4
Infringement. Each Party will immediately notify the other Party upon becoming aware of any infringement or threatened infringement of the Licensed Intellectual Property by a Third Party (“Infringement Notice”). The Parties shall co-operate fully in the abatement of such infringement without litigation. If the infringing activity of potential commercial significance by the infringer has not been abated within [***] days following the date of the Infringement Notice, Prothena and/or its Sublicensee(s) shall have the first right to institute suit for patent infringement against the infringer. UHN may voluntarily join such suit, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Prothena’s or its Sublicensee(s)’ suit or any judgment rendered in that suit. If deemed a necessary party by a court of competent jurisdiction, UHN shall join the suit at [***]. Prothena and/or its Sublicensee(s) shall be responsible for all reasonable costs, including (a) legal fees and disbursements incurred by Prothena, (b) reasonable legal fees and disbursements incurred by UHN at the request of Prothena, and (c) awards by the Court against UHN or Prothena pertaining to the enforcement by Prothena of any Licensed Intellectual Property. If UHN desires to enforce any Licensed Intellectual Property after Prothena has declined in writing to do so, then UHN may do so at its sole cost and expense and shall keep Prothena reasonably apprised of the progress of any such enforcement activities. Any monies, including compensatory and other non-compensatory damages or recovery, actually received by a Party from a Third Party as a result of any action or settlement shall first go to reimburse Prothena, and/or its Sublicensee(s) and UHN for all costs incurred in the action. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds [***]; provided, however, that (a) if [***], (b) if [***], and (c) if [***].

In the event that any Third Party brings or asserts a claim against Prothena, Prothena Affiliate, Sublicensee or UHN that the manufacture, use, sale, distribution, marketing or importation of the Licensed Intellectual Property, Licensed Product or Licensed Services infringes rights in Patents or Patent Applications owned or otherwise controlled by such Third Party (an “Infringement Suit”), the following shall apply:

(a)	the Party receiving a claim, or learning of the threat of such a claim, shall give the other Party prompt written notice detailing as many facts as possible concerning the claim;

(b)	Prothena, in its sole discretion, shall have the first right, but not an obligation, to defend against the Infringement Suit;

(c)	if Prothena does not take steps to defend against the Infringement Suit within [***] days after the date that notice thereof was received from or delivered to UHN, and

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the Infringement Suit relates to a Licensed Product or Licensed Services, UHN may take such legally permissible action as it deems necessary or appropriate to defend against the Infringement Suit, but shall not be obligated to do so;

(d)
the Party defending against the Infringement Suit (in this Subsection, the “Litigating Party”) shall have the right to control such litigation and shall bear all legal expenses (including court costs and legal fees), but it shall have no right to settle any dispute in any manner which would abridge the rights of the other Party under this Agreement. By way of example and not by way of limitation, neither Party may stipulate or admit to the invalidity or unenforceability of any Licensed Intellectual Property without the other Party’s prior written consent. Before any action is taken by either Party which could abridge the rights of the other Party hereunder, the Parties agree, in good faith, to consult with each other with a goal of adopting a mutually satisfactory position;

(e)
the Litigating Party shall keep the other Party fully informed of the actions and positions taken or proposed to be taken by the Litigating Party and the actions and positions taken by all other parties to such litigation; and

(f)
in the event that Prothena defends against the Infringement Suit, UHN may elect to participate formally in the Infringement Suit to the extent that the court may permit, provided that any additional expenses generated by UHN’s formal participation shall be paid by UHN.

Where either Prothena or UHN wishes to act alone pursuant to this Section 6.4, but formalities require participation of the other Party, then the other Party shall join in the proceeding to the extent necessary for formalities. Each of Prothena and UHN will cooperate with the other Party in making available all necessary documents and witnesses for any legal proceedings, without charging any fees to the other Party, but the other Party shall reimburse reasonable out of pocket costs and expenses.

6.5
No Actions. The Parties agree to not knowingly take any action which would jeopardize the obtaining or maintaining of the Licensed Intellectual Property, except in compliance with Sections 6.2, 6.3 and 6.4. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Prothena from challenging the validity of UHN Background IP in a court of law; provided, however, that upon the filing of a claim challenging the validity of a Patent within UHN Background IP, UHN shall have the right to terminate this Agreement immediately upon notice.

ARTICLE 7 – CONFIDENTIAL INFORMATION

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7.1
Confidentiality. A Receiving Party shall take all reasonable measures, and at least the same measures as it takes in respect of its own Confidential Information of a similar nature, to keep confidential the Confidential Information of the Disclosing Party. A Receiving Party may disclose such Confidential Information to those of its directors, officers, employees, subcontractors, consultants and agents (collectively, “Representatives”) having a need to know such information in connection with exercising the Receiving Party’s rights and/or fulfilling the Receiving Party’s obligations under this Agreement With respect to Prothena, Representatives also include proposed and actual Sublicensees. A Receiving Party will ensure that any of its Representatives having access to the Confidential Information of the Disclosing Party are under a legal obligation to maintain such Confidential Information in confidence and are duly informed of this obligation. A Receiving Party will neither use nor disclose to any other party any of the Confidential Information of the Disclosing Party except as expressly permitted hereunder. The terms of this Agreement are the Confidential Information of both Parties.

7.2
Equitable Relief. The Parties acknowledge that a breach of this Article 7 by either Party or any of its representatives may cause irreparable harm and that the non-breaching Party may be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies but shall be in addition to all other remedies available at law or equity.

7.3
Disclosure to Advisors. Notwithstanding the confidentiality obligations of this Agreement, each Party shall be permitted to disclose the terms of this Agreement without the prior written consent of the other Party to those of its directors, officers, employees, advisors, shareholders, investors, potential investors, underwriters, partners, potential partners, potential acquirers under circumstances that reasonably ensure the confidentiality thereof.

7.4
Other Permitted Disclosures. Notwithstanding the confidentiality obligations of this Agreement, a Receiving Party shall be permitted to disclose the Confidential Information of the Disclosing Party without the prior written consent of the Disclosing Party (a) to the extent required to be disclosed by law (including the securities laws, regulations and listing requirements in Canada, United States and other jurisdictions) or an order of a court, tribunal, or government agency, provided that to the extent legally permissible the Receiving Party (i) gives to the Disclosing Party prompt written notice of the required disclosure in order to allow the Disclosing Party reasonable opportunity to seek a confidentiality order or the like, and (ii) cooperates with efforts of the Disclosing Party (at the Disclosing Party’s expense) in connection therewith; and (b) as required to be disclosed in connection with the filing with, or approval, certification or endorsement from, any governmental body or medical protocol, in each case for the Licensed Product or Licensed Services.

ARTICLE 8 – PUBLICATION

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8.1
Publications. Subject to Section 6 and UHN’s prior written consent, Prothena shall acknowledge the contribution of UHN investigator(s) in Prothena’s related academic Publications in accordance with scientific custom. No Publication by a Party shall disclose the Confidential Information of the other Party without the prior written consent of such other Party.

ARTICLE 9 – TERM & TERMINATION

9.1
Term. Unless earlier terminated pursuant to Sections 9.2, the term of this Agreement shall be for the period of time beginning on the Effective Date and ending on the expiration date of the longest-lived Licensed Intellectual Property (the “Term”).

9.2	Earlier Termination. This Agreement shall terminate prior to the expiration of the Term:

(a)	automatically without the obligation to provide notice upon the filing of a petition for relief under the United States Bankruptcy Code by or against Prothena as a debtor or alleged debtor;

(b)
at the discretion of UHN, effective upon sixty (60) days written notice to Prothena, if Prothena materially breaches Sections 3.2 to 3.10, 4.2, 5.1, Article 11 or Section 14.4 and fails to remedy the breach within sixty (90) days after being given written notice thereof by UHN;

(c)	as permitted under Section 6.5;

(d)	at the discretion of Prothena upon ninety (90) days written notice to UHN; or

(e)	by mutual written agreement of the Parties.

9.3	Effects of Early Termination. In the event of the earlier termination of this Agreement prior to expiration of the Term pursuant to Section 9.2:

(a)
the License will be terminated, all of UHN’s Interest in the Licensed Intellectual Property shall revert to UHN, and within [***] days either destroy or return to UHN (at the request of UHN in its sole discretion) all UHN Confidential Information;

(b)
Prothena shall within [***] days of the date of such earlier termination, pay UHN all current amounts then owed to UHN pursuant to this Agreement; for purposes of certainty and clarity, no term or provision of this Agreement shall be construed to waive the payment of any monies to UHN accrued at the date of said earlier termination, or arising thereafter; and

(c)	No termination of this Agreement shall be construed as a termination of any valid Sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall

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be considered a direct licensee of UHN, provided that: (i) such Sublicensee is then in full compliance with all material terms and conditions of its Sublicense, and (ii) such Sublicensee agrees in writing to assume all material and relevant obligations (including, without limitation, those of a financial nature) of Prothena under this Agreement.
ARTICLE 10 – INDEMNIFICATION

10.1
Indemnification. Prothena agrees to indemnify, save harmless, and defend UHN and its directors, officers, research staff, employees, research trainees, students, and agents (collectively, “UHN Indemnitees”), against any and all Third Party claims, suits, losses, damages, costs, fees, and expenses (including reasonable legal expenses) (collectively, “Claims”), arising out of (a) any product liability claims with respect to any Licensed Product or Licensed Services, (b) any Intellectual Property infringement or alleged infringement claims, and (c) any damages, losses, or liabilities whatsoever with respect to death or injury to any person and damage to any property arising from this Agreement and the License granted herein, including, without limitation, the manufacture, design, distribution, and offer for sale of Licensed Product(s) or Licensed Services or otherwise arising from any exploitation of the Licensed Intellectual Property, except in each case to the extent caused by the negligence or willful misconduct of UHN or any of the other UHN Indemnitees or otherwise arising from UHN’s breach of its obligations under this Agreement (including any representations, warranties or covenants under this Agreement).

10.2
Indemnification Procedure. Upon the assertion of any Claim, UHN shall promptly notify Prothena thereof and Prothena shall appoint counsel to represent the applicable UHN Indemnitees with respect to such Claim for which indemnification is sought. The UHN Indemnitees shall cooperate with Prothena in defense and settlement of such Claim. Neither Prothena nor the UHN Indemnitees shall enter into any settlement agreement with any Third Party without the consent of the other Party, which consent shall not be unreasonably withheld; provided that affected UHN Indemnitees shall be permitted in their sole discretion to settle any such Claim if they have first irrevocably waived in writing their rights to indemnification hereunder with respect to such Claim.

ARTICLE 11 – INSURANCE

11.1
Prothena Insurance. No later than [***] days prior to the sooner of the first use of Licensed Intellectual Property with humans or first sale of Licensed Product(s), Prothena, at Prothena’s expense, shall obtain and maintain general liability, product liability and/or clinical trial liability insurance (the “Prothena Insurance”) applicable to clinical trials and/or sale of Licensed Products and/or Licensed Services, of a minimum of [***], naming UHN as an additional insured. Prothena shall provide to UHN a Certificate of Insurance evidencing compliance with this provision within [***] days prior to such first use. Prothena shall, at

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its own expense, obtain and maintain the Prothena Insurance from the date required by this Section 11.1 until the end of the Term.

11.2
Sublicensee Insurance. Unless said activities are otherwise covered by Prothena Insurance, any Sublicense shall require Sublicensee(s), at the Sublicensee(s) expense, to obtain and maintain liability insurance at a level commensurate with the Prothena Insurance, naming Prothena and UHN as additional insured; provided, however, that if the Sublicensee is a substantial multi-national entity which has a policy of self-insuring, then at UHN and Prothena’s reasonable discretion Sublicensee may self-insure. Sublicense agreements shall require Sublicensee(s) to provide to Prothena and to UHN a Certificate of Insurance evidencing compliance with this provision prior to the earlier of the first use of the Licensed Intellectual Property with humans or first sale of Licensed Product(s) under any Sublicense. In no event shall the Sublicensee(s) use the Licensed Intellectual Property with humans or engage in the sale of Licensed Product(s) or Licensed Services under this or any sublicense agreement prior to the delivery to UHN of the Certificate of Insurance or an indication of self-insurance, as applicable. The Sublicense shall provide that Sublicensee(s) (at no expense to UHN) shall obtain and maintain from the date required by this Section 11.2 until the end of the term of the Sublicense, a policy of appropriate liability insurance (or self-insurance, if applicable) at a level commensurate with the Prothena Insurance.

11.3
Qualified Insurance. All insurance policies required in accordance with this Article 11 shall be obtained, prior to the initiation of any clinical trial involving Licensed Products, from an insurance company qualified to offer protection in the jurisdictions where Licensed Intellectual Property is to be exploited or Licensed Products or Licensed Services are offered for sale.

11.4
Notice. All insurance policies required in accordance with this Article 11 shall provide for [***] days written notice by the insurer to Prothena by registered or certified mail in the event of any modification, cancellation or termination of such insurance policy. Prothena shall promptly inform UHN if the amount of Prothena Insurance should fail to meet the levels required under Section 11.1.

11.5
Copy of Policy. Prothena shall, on written request, provide UHN with a copy of the insurance policy in force at the time of the request and this provision shall survive the early termination or expiration of this Agreement for a period of [***].

11.6
Incomplete Insurance. In the event Prothena (or Sublicensee, as appropriate) is unable to obtain the insurance coverage required by Section 11.1, or if any portion of the Prothena Insurance / Sublicensee insurance corresponding to that required by Section 11.1 is cancelled and not immediately replaced, Prothena shall promptly inform UHN and UHN shall be free to terminate this Agreement upon [***] days written notice to Prothena.

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ARTICLE 12 – DISPUTE RESOLUTION

12.1
Reasonable Efforts. Before filing any lawsuit or claim in court, the Parties agree to make reasonable efforts to resolve amicably among themselves any dispute arising out of or relating to this Agreement (including the breach of this Agreement).

12.2
Referral for Resolution. If the Parties are unable to resolve the dispute under Section 12.1 within [***] days of written notice of one Party to the other Party of such dispute, then before filing any lawsuit or claim in court, the dispute shall be referred to the Vice President, Research of UHN (or designate) and an executive (or designate) of Prothena for their discussion and resolution for an additional period of [***] days. The Parties may further agree to mediation of the dispute, but in no event is mediation mandatory.

12.3	Interim Protection. This Article 12 shall not prevent a Party from applying to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.
ARTICLE 13 – NOTICE

13.1	Notice. All notices which are required or permitted to be given hereunder (“Notices”) including judicial payment notices must be in writing. All such Notices must be sent as follows:
to UHN:
Attention:    [***]
Director, Technology Development & Commercialization
University Health Network
101 College Street – Suite 150
Heritage Building – MaRS Centre
Toronto, Ontario, Canada M5G 1L7
Telephone No.: [***]
Facsimile No.: [***]
E-mail: [***]
to Prothena:
Attention:    Director
Prothena Biosciences Limited
Adelphi Plaza, Upper George’s Street
Dun Laoghaire, Co.
Dublin, Ireland A96 T927

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

With a copy to:
Legal Department
Prothena Biosciences Inc
650 Gateway Boulevard South
San Francisco, CA 94080
Telephone No.: (650) 837-8550
Facsimile No.: (650) 837-8560
or to such other address as a Party may designate by Notice given in accordance with this Article 13. Any such Notice may be delivered by hand, by registered mail, or sent by facsimile or electronically, and will be deemed to have been delivered on the date of delivery if delivered by hand, five (5) days after mailing if sent by registered mail, or on the first business day following the date of sending if sent by facsimile or electronically with confirmation of delivery.
ARTICLE 14 – GENERAL

14.1
Entire Agreement. The Parties hereto acknowledge that this Agreement and its Schedules is the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all prior discussions, agreements and writings in respect hereto.

14.2
General Assurances. The Parties agree to do all such things and to execute such instruments and documents as may be reasonably necessary or desirable in order to carry out the provisions and intent of this Agreement.

14.3
Assignment. This Agreement may not be assigned or otherwise transferred by Prothena without the express written consent of UHN, such consent not to be unreasonably withheld, provided, however, that Prothena may, without prior consent, assign the License Agreement and/or the rights and obligations thereunder to (i) a Prothena Affiliate, or (ii) a Third Party in connection with the transfer or sale of all or substantially all of Prothena’s assets relating to the subject matter of this Agreement, or that part encompassing or otherwise associated with the development and commercialization of the Licensed Intellectual Property (an “Asset Transfer”), or (iii) in connection with a change in control, merger, acquisition, consolidation or similar transaction involving Prothena or its ultimate parent entity. In the event of an Asset Transfer, a “License Transfer Fee”, payable to UHN in accordance with the following:

(a)	[***]

(b)	[***]

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Payment of the License Transfer fee shall be made by Prothena to UHN within [***] days after the closing of such sale and/or transfer and/or assignment and/or disposition, or as otherwise agreed by the Parties. At UHN’s request, Prothena shall provide written evidence in support of the calculation of the License Transfer Fee.
The License Agreement shall be binding upon and inure to the benefit of the Parties’ respective successors and permitted assigns. Any purported assignment or transfer in violation of this section shall be void. The Parties agree to notify the other Party of any such assignment.

14.4
No Use of Names. Except as required for the purposes of complying with the provisions of this Agreement or as required by applicable laws, rules and regulations, and except as set forth below, neither Party shall use the name, logo, trade-mark or trade-name of the other Party in connection with any Licensed Product(s), publicity, promotion news release, advertising or similar public statements or otherwise without the prior written consent of the other Party, which consent shall not be unreasonably withheld. The Parties have agreed upon the text of a press release to be issued by Prothena following execution of this Agreement by both Parties.

14.5
No Joint Venture. Each Party is and will remain at all times independent of each other. The Parties are not and shall not be considered to be joint venturers, partners or agents of each other and neither of them shall have the power to bind or obligate the other except as set forth in this Agreement. The Parties mutually covenant and agree that neither shall they, in any way, incur any contractual or other obligation in the name of the other, nor shall they have liability for any debts incurred by the other. No representation will be made or acts taken by any of the Parties which could establish any apparent relationship of agency, joint venture, partnership or employment.

14.6
Waiver. No amendment, supplement or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. Further, no failure or delay by any Party in exercising any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy.

14.7	Joint Preparation. This Agreement shall be deemed to be jointly prepared by the Parties, and any ambiguity herein shall not be construed for or against any single Party.

14.8	Governing Law. This Agreement shall be governed by the laws of New York. Subject to Article 12, the Parties irrevocably and unconditionally submit to the exclusive jurisdiction

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the courts of New York and all courts competent to hear appeals therefrom in connection with any matters arising under this Agreement.

14.9
Severability of Provisions. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction in any jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision in said jurisdiction and such determination shall not affect the validity or enforceability of such provision or this Agreement in any other jurisdiction. The Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement.

14.10
Force Majeure. In the event that any one of the Parties is prevented from fulfilling any of its obligations herein by acts of God, war, terrorism, strikes, riots, storms, fires, governmental orders or restrictions or any other cause beyond its control, the payment of royalties, or the applicable pro rata portion thereof, shall be suspended during the full period of any such prevention, but payment of royalties which have accrued for payment prior to or after such cause shall not be excused. UHN will have the right to terminate this Agreement in the event that Prothena is unable to fulfill a material obligation for a period of at least [***] months.

14.11
Survival. The termination or expiration of this Agreement shall not relieve the Parties of any obligations accruing prior to such expiration or termination, and any such expiration or termination shall be without prejudice to the rights of either Party against the other Party. Articles 1, 6, 7, 8, 10, 12 and 13 in their entirety, Article 11 (for the period of time wherein Prothena/Sublicensees have an obligation to maintain insurance), and Sections 3.14 (for the period of time stated therein), 3.15 (for the period of time Prothena is required to maintain records under Section 3.14), 3.16 (for the period of time Prothena is required to maintain records under Section 3.14), 4.3, 9.3, 14.1, 14.3, 14.4, 14.5, 14.6, 14.7, 14.8, 14.9, 14.10 and 14.11.

14.12
Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Transmission by facsimile, email or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

The Parties are executing this Agreement so as to be effective on the Effective Date.

UNIVERSITY HEALTH NETWORK	PROTHENA BIOSCIENCES LIMITED
Per: /s/ Christopher J. Paige	Per: /s/ Yvonne Tchrakian
Name: Dr. Christopher J. Paige Title: Executive Vice President Research	Name: Yvonne Tchrakian Title: Director

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SCHEDULE “A”

UHN BACKGROUND INTELLECTUAL PROPERTY

[***]

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SCHEDULE “B”
FOREGROUND INTELLECTUAL PROPERTY
A.
[***]

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